UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2009

EMPIRE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 N. Green Valley Parkway, Suite 200, Henderson, NV		89074
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 990-3355

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2009, Empire Resorts, Inc. (the “Company”) entered into an agreement with Eric Reehl (the “Reehl Agreement”) pursuant to which Mr. Reehl was appointed to serve as chief restructuring officer of the Company effective as of April 13, 2009.  Mr. Reehl will assist in the Company’s efforts to identify, negotiate and secure additional debt and/or equity capital and will coordinate the Company’s restructuring efforts.  The Company shall pay Mr. Reehl a retainer of $20,000 per month commencing as of the execution of the Reehl Agreement for a term of three (3) months (the “Retainer”), to be extended upon mutual written agreement.  In the event that the Company achieves, exchanges or otherwise modifies or resolves conclusively all first and second mortgage indebtedness of the Company before July 31, 2009, the Company shall issue to Reehl (or his designee) an amount of common stock of the Company equivalent to $300,000 in fair market value based on the average closing market price of the Company’s common stock in the 30 day trading period immediately preceding the trading day before a public announcement is made of a binding agreement with a majority of bond holders of the $65 million second mortgage facility necessary to effectuate the contemplated transaction reduced by any portion of the Retainer previously paid to Mr. Reehl.

Mr. Reehl is the Founder and Managing Member of Nima Asset Management LLC (“Nima”), a consulting and advisory firm formed in November 2008, specializing in distressed investment situations and emerging markets.  Mr. Reehl is currently serving as the Acting Chief Financial Officer for Park Avenue Bancorp, Inc., a New York domiciled commercial bank.  Prior to the formation of Nima, Mr. Reehl served as a Managing Director of Plainfield Asset Management LLC, a registered investment adviser, from March 2006 until September 2008.  Prior to joining Plainfield Asset Management LLC, he led the New York office of the Direct Lending group of CSG Investments, Inc, the investment affiliate for Beal Bank, a privately held Texas state savings bank, from April 2004 until March 2006.  Prior to CGS Investments, Mr. Reehl was a Bankruptcy and Restructuring advisor with Ernst and Young Corporate Finance LLC.  Mr. Reehl is 45 years old.

On April 13, 2009, David P. Hanlon, President and Chief Executive Officer of the Company and a member of its board of directors, entered into a separation agreement with the Company (the “Separation Agreement”) pursuant to which Mr. Hanlon’s employment with the Company terminated as of April 13, 2009.  Pursuant to the Separation Agreement, Mr. Hanlon shall be paid a lump sum payment of $100,000.  In addition, the Separation Agreement provides for the extension of the expiration dates of options to purchase common stock previously granted to Mr. Hanlon.  Mr. Hanlon will continue to receive health insurance through the end of the year.  Mr. Hanlon has provided the Company with a general release from any and all claims related to his employment.  Further, until January 13, 2010, Mr. Hanlon has agreed not to compete with the Company in the State of New York or any other jurisdiction that directly competes with the Company.  The Separation Agreement also includes confidentiality, non-disparagement and non-disclosure obligations.

In connection with the Separation Agreement, the Company entered into a consulting agreement with Mr. Hanlon (the “Consulting Agreement”) pursuant to which Mr. Hanlon will provide consulting services to the Company with respect to historical Company and predecessor issues for a period of nine months.  Mr. Hanlon will be paid an aggregate of $100,000 for his consulting services in equal monthly payments.

On April 14, 2009, Ronald Radcliffe, Chief Financial Officer of the Company, tendered his resignation, effective June 30, 2009, on the understanding that the Company has agreed to pay severance of 60 days salary, payable not later than April 25, 2009, and to extend the expiration dates of options to purchase common stock previously granted to Mr. Radcliffe for three years from June 30, 2009.  Mr. Radcliffe has agreed to make himself available to consult with the Company after June 30, 2009 on a per diem basis.

The foregoing summaries of the Reehl Agreement, the Separation Agreement and the Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the full copies of such agreements which are filed herewith as Exhibit 99.1, Exhibit 99.2 and Exhibit 99.3, respectively, and are incorporated herein by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description

99.1	Letter Agreement, dated as of April 8, 2009, between Empire Resorts, Inc. and Eric Reehl.

99.2	Separation Agreement, dated as of April 13, 2009, between Empire Resorts, Inc. and David P. Hanlon.

99.3	Consulting Agreement, dated as of April 13, 2009, between Empire Resorts, Inc. and David P. Hanlon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE RESORTS, INC.

Dated: April 14, 2009	By:	/s/ Charles Degliomini
Name: Charles Degliomini
Title: Senior Vice President